Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

January 18, 2008

For Immediate Release

Eastern Virginia Bankshares Announces Record Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported year-to-date and fourth quarter net income, earnings per share, and a dividend declaration.

For the year ended, December 31, 2007, net income was a record $8.8 million, an increase of $1.5 million, or 21.0%, compared to $7.2 million for the year ended December 31, 2006. At a time when many banks have experienced large losses related to write-downs of sub-prime mortgage loans and investments, we take pride in our conservative asset management that prohibited exposure to those risky investments. While asset quality remains strong, we considered it prudent to prepare for a possible recession in 2008 and increased the loan loss reserve by $837 thousand, raising loan loss provision expense by $513 thousand, or 70.8%, compared to 2006.

The net income increase for the year 2007 reflects the Company’s strong growth in earning assets, improved earnings from our noninterest income businesses, control of noninterest expenses and strong asset quality. Net interest income increased $1.7 million or 5.3%. Total noninterest income increased $946 thousand or 18.3%, driven by an increase in service charges and other noninterest income, primarily debit card fees. Noninterest expense increased only $56 thousand, or 0.2%, for the year, affirming projected cost savings from the consolidation of banks in 2006 and management’s control of operating expenses. Earnings per diluted share were $1.45 for both 2007 and 2006, exhibiting expected dilution from the December 2006 stock offering.

For the fourth quarter of 2007, the Company reported net income of $2.1 million, an increase of $150 thousand or 7.8% compared to $1.9 million, in the fourth quarter of 2006. Net interest income for the fourth quarter of 2007 increased $331 thousand, or 4.1%, compared to the same period in 2006. Noninterest income benefited from increases in service charges and other operating income. Noninterest expense increased $302 thousand or 4.7%. Loan loss provision increased $406 thousand, or 199%, compared to the final quarter of 2006. Tax expense declined in the fourth quarter as the company recognized a change in deferred tax based on our marginal tax rate increase. Earnings per diluted share were $0.35 for the final quarter of 2007, compared to $0.37 for the comparable quarter of 2006, again reflecting expected dilution from the December 2007 stock offering.

Asset quality continues to remain strong, with net charge-offs as a percent of average loans outstanding for the year of 0.06% compared to 0.04% for the year ended December 31, 2006. Nonperforming assets as a percent of total loans plus OREO improved to 0.40% at December 31, 2007, compared to 0.45% at December 31, 2006.

Nonperforming assets were $2.9 million at December 31, 2007 and 2006. While loan quality is strong, management recognizes that if the economy continues to slow in 2008, customer repayment capabilities may be stressed and has increased the loan loss reserve to prepare for this possibility.

Net interest margin for 2007 was 4.07%, compared to 4.29% for 2006. Net interest margin for the quarter ended December 31, 2007 was 3.98% compared to 4.21% for the fourth quarter of 2006. Management continued to fund loan growth in 2007 with wholesale funding, including the Federal Home Loan Bank at favorable rates compared to the deposit market. With the Federal Reserve lowering interest rates in late 2007 and with the anticipation of further cuts in 2008, we are looking at options to transition out of wholesale funding and back to lower cost deposits in 2008.

While EVB follows a relatively conservative lending approach and does not make subprime loans, it is being classified as a financial institution in the stock market and its stock, like most financial stocks, has lost value. With our strong earnings, high credit standards and a general aversion to overly risky loans, we feel our stock is undervalued in the market place and is being penalized by the broad market definition of financial institutions. Believing our stock to be undervalued we repurchased 179,350 shares in the second half of 2007. However, the market environment and the panics that go with it, force us to be prepared for a possible recession.

President and CEO Joe A. Shearin stated, “We are pleased to report record earnings despite a downturn in the economic cycle. Further, we are also pleased that we can bring a financial report that is favorable to our peers. Our continued success since consolidation is attributable to the economies of scale that we are enjoying, coupled with an internal focus on expense control. Having addressed our success in 2007, it is important to recognize the challenges that inevitably face the banking industry during 2008. Most economic indicators suggest that a recession is threatening our nation. EVB is proactive in terms of allocating additional reserves to protect the loan portfolio. Recognizing the challenges that are predicted for our economy, and more particularly our industry, EVB is steadfast in preserving its mission to manage growth at a steady pace and seek additional revenue streams through product development and expense control. As we cautiously embark upon an unpredictable 2008, EVB is poised to offer an expansive product offering, providing additional fee income opportunities. EVB is preparing for a commercial suite of products that will serve our commercial customers as well as provide additional fee income to the company. At a time when financial institutions are vying for deposits, EVB has successfully captured additional deposits in its premier Reward Checking product. This product is unique in the marketplace and has successfully supported our deposit strategy. In December we announced the intended acquisition of two branches from Millennium Bank. This transaction, expected to close in March 2008, will expand our market area to include two fast growing localities - Henrico County and Colonial Heights and is projected to add over $80 million in deposits and over $40 million in loans.

I am pleased to announce that the Board of Directors declared a dividend of $0.16 per share payable on February 15, 2008 to stockholders of record as of February 1, 2008.”

For the year ended December 2007, return on average equity was 9.76% compared to 11.10% for the same period in 2006, and return on average assets was 0.99% compared to 0.91% for the twelve months ended December 31, 2006. For the quarter ended December 31, 2007, the Company’s return on average equity (ROE) and return on average assets (ROA) were 9.11% and 0.90%, respectively, compared to 10.62% and 0.91%, respectively for the quarter ended December 31, 2006.

Total assets increased by $76.0 million, compared to one year ago, reaching a record level of $927.4 million at December 31, 2007. Loans increased by $58.3 million, or 9.0% in 2007 from $650.5 million at year end 2006. Deposits increased $17.9 million or 2.7% from $654.0 million at December 31, 2006 to $671.9 million at year-end 2007. Average loans of $705.1 million for the fourth quarter of 2007 were up 9.1% compared to $646.6 million in the fourth quarter of 2006. Average deposits of $672.5 million for the quarter ended December 31, 2007 reflect an increase of 3.3% compared to $651.2 million in the same quarter of 2006. For the twelve months ended December 31, 2007, average earning assets are up $82.5 million compared to average earning assets in 2006.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Interest rate fluctuations and our ability to successfully manage that risk

•	Changes in general economic and business conditions

•	Funding cost in an increasingly competitive environment

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio comprising approximately 17.3% of the Company’s total assets

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information
(dollars in thousands, except per share data)	Three months Ended December 31		Twelve months Ended * December 31
	2007	2006	2007	2006
Income Statements
Interest income	$15,090	$13,729	$58,201	$51,016
Interest expense	6,615	5,585	24,962	19,444

Net interest income	8,475	8,144	33,239	31,572
Provision for loan losses	610	204	1,238	725
Service charges on deposits	1,013	852	3,671	3,234
Other noninterest income	617	500	2,414	1,869
Gain on securities available for sales	—	—	14	36
Gain on sale of OREO or Fixed assets	12	—	12	26
Salaries and benefits	3,655	3,709	14,547	14,667
Occupancy and equipment	1,137	958	4,282	3,906
Other noninterest expense	2,000	1,823	7,046	7,246
Income tax expense	649	886	3,483	2,956

Net income	$2,066	$1,916	$8,754	$7,237

Earnings per share: basic	$0.35	$0.37	$1.45	$1.45
diluted	$0.35	$0.37	$1.45	$1.45

Selected Ratios
Return on average assets	0.90%	0.91%	0.99%	0.91%
Return on average equity	9.11%	10.62%	9.76%	11.10%
Net interest margin	3.98%	4.21%	4.07%	4.29%

Balance Sheets at Period End
Loans, net of unearned interest			$708,817	$650,492
Total assets			927,365	$851,398
Deposits			671,900	$653,979
Other borrowings			154,480	100,810
Shareholders’ equity			89,473	$87,807
Book value per share			15.08	14.43

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$705,101	$646,565	681,456	614,330
Total assets	913,327	831,521	883,904	799,109
Deposits	672,488	651,212	660,138	632,919
Other borrowings	138,892	101,539	122,731	94,455
Shareholders’ equity	89,993	71,547	89,656	65,171

Asset Quality at Period End
Allowance for loan losses			7,888	7,051
Nonperforming assets			2,863	2,904
Net charge-offs	170	33	402	275
Net charge-offs to average loans	0.10%	0.02%	0.06%	0.04%
Loan loss reserve % of total loans			1.11%	1.08%
Nonperforming assets % of total loans & OREO			0.40%	0.45%

Other Information
Number of shares outstanding - period end	5,932,443	6,083,294	5,932,443	6,083,294
Average shares outstanding - basic	5,953,740	5,193,635	6,034,741	4,985,078
Average shares outstanding - diluted	5,956,807	5,200,435	6,041,499	4,991,620

*	Column’s title was amended in EDGAR filing to indicate the proper twelve month time period.